UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 24, 2009

LaBRANCHE & CO INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15251	13-4064735
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Whitehall Street, New York, New York	10004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 425-1144

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Subsequent to the filing of its earnings release for the fourth quarter and full year of 2008 on Form 8-K on January 21, 2009 (the “Earnings Release”), LaBranche & Co Inc. (the “Company”) was informed by management of a mortgage brokerage entity in which the Company owns a minority equity interest of approximately $3.0 million that the equity investment is expected to lose all of its economic value in light of that entity’s decision to commence liquidation. The Company had assumed this equity investment as part of a merger transaction in 2001 and the Company is a passive investor in the entity. The businesses and operations of this mortgage brokerage entity are not directly or indirectly related to any of the Company’s businesses or operations. The Company does not anticipate that it will be able to recover any of the value of this equity investment. The Company, therefore, has set up a reserve for the entire amount of this equity investment as of December 31, 2008.

The information available to the Company indicates that the events which gave rise to the impending liquidation of the entity existed prior to the Company’s December 31, 2008 balance sheet date. As a result, the Company is required to account for this event as a Type 1 subsequent event in its forthcoming Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

This subsequent event adjustment results in a decrease in the GAAP earnings for the fourth quarter of 2008 previously announced by the Company in the Earnings Release from $3.0 million, or $0.05 per diluted share, to $1.2 million, or $0.02 per diluted share, and an increase in the Company’s GAAP net loss for the year ended December 31, 2008 from $64.2 million, or $1.04 per share, to $66.0 million, or $1.07 per share. This subsequent event adjustment also results in a decrease in the pro-forma earnings for the fourth quarter of 2008 previously announced by the Company in the Earnings Release from $24.7 million, or $0.41 per diluted share, to $23.0 million, or $0.38 per diluted share, and a decrease in the Company’s pro-forma earnings for the year ended December 31, 2008 from $47.8 million, or $0.78 per diluted share, to $46.0 million, or $0.75 per diluted share. These pro-forma results exclude the previously-reported unrealized changes in the fair value of the Company’s NYSE Euronext, Inc. common shares and the expense on early extinguishment of the Company’s debt in each period. This adjustment does not affect the Company’s cash position and will effectively reduce the value of the Company’s non-industry related investments from approximately $8.3 million, which is included in “other assets” on the Company’s Consolidated Statements of Financial Condition, to approximately $5.3 million.

The information in this Current Report, including the news release attached hereto, is being furnished pursuant to Item 2.02 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to liabilities of that Section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LaBRANCHE & CO INC.

Date: February 24, 2009	By:	/s/ Jeffrey A. McCutcheon
	Name:	Jeffrey A. McCutcheon
	Title:	Senior Vice President and Chief Financial Officer